EXHIBIT 99.2

CORPORATE PARTICIPANTS

Jack Jancin Helen of Troy Limited - IR

Julien Mininberg Helen of Troy Limited - CEO

Brian Grass Helen of Troy Limited - CFO

CONFERENCE CALL PARTICIPANTS

Robert  Labick CJS Securities - Analyst

Steph Wissink Piper Jaffray & Company - Analyst

Jason Gere KeyBanc Capital Markets - Analyst

Frank Camma Sidoti & Company - Analyst

PRESENTATION

Operator

Good day, and welcome to this Helen of Troy Limited third-quarter 2016 earnings conference call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Jack Jancin, Investor Relations. Please go ahead, sir.

Jack Jancin  - Helen of Troy Limited - IR

Good afternoon, everyone, and welcome to Helen of Troy’s third-quarter FY16 earnings conference call. The agenda for the call this afternoon is as follows. I will begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the Company’s CEO, will comment on the financial performance and key accomplishments of the quarter and then update you on areas of focus as we enter into the final quarter of the year. Then Mr. Brian Grass, the Company’s CFO, will review the financial details and comment on the Company’s FY16 outlook. Following this, Mr. Mininberg and Mr. Grass will take questions you have for us today.

Before reviewing our safe harbor statements, I’d like to let you all know that we will be hosting meetings at both the ICR Conference in Orlando on January 11 and 12 and at the CJS Conference in New York City on January 13.

This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. Generally, the words “anticipates, believes, expects” and other similar words identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The Company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the call over to Mr. Mininberg, I’d like to inform all interested parties that a copy of today’s earnings release has been posted to the Company’s website, at www.hotus.com. The earnings release contains tables that reconcile non-GAAP information measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the Company’s homepage and then the News tab. I will now turn the conference call over to Mr. Mininberg.

Julien Mininberg  - Helen of Troy Limited - CEO

Thanks, Jack, and good afternoon, everyone. We are pleased with our third quarter performance, which we believe has us solidly on track to achieve our goals for the year.

Sales grew 2.3% despite a foreign currency drag of 2%; and we made further progress on our seven key strategic priorities, the ones that are guiding our multi-year transformation. We are seeing improved organic growth from our efforts to improve innovation, even when compared to a strong performance in the third quarter last year. We’re pleased to deliver adjusted diluted EPS of $2.07 per share, overcoming foreign currency headwinds that have been greater than expected.

Based on our performance to date and the continued progress we are making on our key initiatives, we are maintaining our full-year outlook, even as we have experienced a slow start to the cold/flu season and experience headwinds both macroeconomically, as well as in the highly variable retail environment.

Our ability to maintain our guidance on both sales and earnings is rooted in benefits coming from executing our strategic plan. I’d like to take a few moments to update you on progress in each strategy during the third fiscal quarter and give you some additional color on how these strategies are helping our businesses.

The first is to invest in our core. In Housewares, we supported our recent kitchen electric appliance and metal bakeware launches with investments in awareness and also at the store level. This is a highly necessary ingredient to gain ground against highly established competition in this long-term endeavor. Consistent with our OXO’s track record of developing outstanding new products, most of these new items are receiving strong consumer reviews and favorable online response.

We are investing in Nutritional Supplements for the long-term, as well. Amid positive and negative publicity around the vitamin, mineral and supplement industry from time to time, independent research shows consumer confidence in supplement quality has grown in recent years. More than half of consumers in the research study indicated that positive publicity has encourage them to start taking supplements.

In this category, we have focused on acquiring new consumers online and in supporting successful new product introductions on top of supporting the best-selling products from our established base ofphysicians, such as Dr. Sinatra, Dr. Whitaker and Dr. Williams. New items we mentioned last quarter, including Probiotic Advantage Bifido Beadlets and the new Super Healthy Prostate product, are performing well.

We are also leveraging Healthy Directions’ ability to add new doctors and additional wellness areas. Recently, we welcomed Dr. Xu in traditional Chinese medicine and her Restful Sleep products, as well as Dr. Amen, a nationally recognized brain health expert and New York Times best-selling author. We’re pleased to see some of these investments contributing to growth in their respective areas, while others are creating a platform for future growth.

The second strategy pertains to mergers and acquisitions. We are maintaining our discipline as we actively evaluate acquisition opportunities that would allow us to expand in categories and geographies where we believe we can develop leadership market positions and carve out a competitive advantage.

The third strategy is focusing on consumer centric innovation. Across the Company, we have dialed up our level of In Touch with consumers to understand and incorporate features and functionalities they tell us they want. That process began in Beauty about a year ago. The first set of product and commercial initiatives has now come to market in Beauty, in the form of both product innovation and improved marketing.

In retail appliances, our new Revlon One-Step Hair Dryer and Styler was inspired by women searching for convenience and speed. It started shipping to major retailers in the second quarter and is outperforming expectations. In professional appliances, our Hot Tools Professional brand has new, extra-long straighteners and curling irons that respond to stylists’ needs around longer hair. These are providing incremental sales even to our market-leading Hot Tools Professional irons and receive, as well, the positive consumer reviews.

We also relaunched our Pro Beauty Tools brand in retail appliances with new products and new packaging. Pro Beauty Tools appeals to consumers’ demand for professional grade products at retail. I am pleased to report that we have seen a very positive response behind this relaunch, as well.

Even as this initial round of innovation comes to market, we continue to believe it will take some time to stabilize in Beauty, especially as we look for ways to offset continued declines in our Personal Care products. Additional initiatives in this area include investing in international expansion and exploring new adjacencies.

In Health and Home, insights into consumer needs are also driving innovation in categories where we are already the market leader. Our new Vicks Sweet Dreams humidifier builds on the successful Starry Night product that projected night scenes to calm both parents and sick children as it provides relief from cough and cold symptoms. We are now adding undersea and safari animal scenes to the mix in a new product.

Consumers also told us they wanted to be able to track and share temperature readings, so our new Vicks Smart Temp digital stick thermometer uses a smart phone app to connect wirelessly via Bluetooth to track and share temperatures for multiple users within a family.

Beyond the new category introductions we discussed in Housewares, we also launched new products in existing Houseware categories, such as the OXO handheld spiralizer, which easily turns vegetables and fruits into colorful salad toppings and garnishes and which have been very well received by consumers. We also relaunched our professional OXO cutlery line and continue to see robust sales of the OXO GreenSaver products, which are designed to extend the life of fresh produce.

Our fourth strategy is to update our organization and people systems. Under our recently announced new Global Human Resources Vice President, we have adopted and began to deploy a former global — excuse me — a formal global strategic plan for our people systems. As part of that plan, we have already enhanced our capabilities in our business units and made significant progress in creating and now also refining our global shared services platform.

The fifth and sixth strategic areas are to develop a best-in-class share service and to attack waste. In the third quarter, we have made further progress on realizing operating efficiencies from new leadership, from best practices, and from consolidation of formerly siloed operations in the shared services platform. We are on track to deliver the savings goal we set for FY16 under Project Fuel For Growth. These savings are being used to partially offset headwinds from foreign exchange pressures and from increased wages.

The seventh area is to improve asset efficiency and maintain our shareholder-friendly policies. We are diligently focused on maintaining a strong balance sheet. We will continue to use the strong cash flow generation of our business and the financial flexibility of our balance sheet to invest in our core and operating infrastructure first, then search for creative acquisitions, then consider return of capital to shareholders.

Capital allocation remains a key component of this strategy. While we did not repurchase shares in the third quarter, over the past 12 months, we have allocated $92.8 million of capital to acquisition and share repurchase, while using our healthy cash flow to reduce our total debt by $81 million.

We will also continue to proactively engage with investors and analysts. We plan to attend upcoming investor conferences in New York and Orlando next week, as Jack previously mentioned. We look forward to speaking with many of you at these events.

Overall, this has been another good quarter for Helen of Troy. We achieved organic revenue growth even in the face of foreign exchange headwinds and delivered $2.07 in adjusted EPS — adjusted diluted EPS — both of which were in line with our expectations. We believe we are well positioned to achieve our goals for the full year. And with that, I’d like to turn the call over to Brian Grass, who will further discuss our results and also our outlook.

Brian Grass  - Helen of Troy Limited - CFO

Thank you, Julien. Good afternoon, everyone. Overall results were in line with our expectations and were driven primarily by successful new product introductions and solid point of sale activity at retail, partially offset by foreign currency fluctuations. I’d like to take a moment to highlight the impact that foreign currency had on our results for the third quarter, given the significant impact it began to have at the close of FY15 and the expected impact for the full FY16.

Foreign currency exchange rate fluctuations reduced our reported net sales revenue by approximately $8.8 million, or 2% year-over-year. This is worse than the expectations assumed in our original FY16 outlook, given the further weakening of several key currencies during the quarter. Compared to the rates assumed in our original outlook, the average exchange rates for the euro, Canadian dollar and Mexican peso declined approximately 1%, 6.5%, and 10%, respectively, for the fiscal quarter ended November 30, 2015.

As a reminder, a rule of thumb to use when thinking about the impact of foreign currency on our results is that for every dollar of fluctuation in net sales, as much as $0.60 to $0.70 can fall to operating income, depending on the mix of currencies and their relative volatility against the US dollar.

In an effort to continue to reduce our exposure, during the quarter we increased the level of cash flow hedges with respect to the euro and also entered into a cross currency debt swap of $5 million of US debt to the euro, which will create an economic hedge against currency movements and lower our overall interest costs.

I would also like to highlight the impact of our business in Venezuela on year-over-year earnings results and remind you of uncertainties regarding the Venezuela economy and exchange rates that we have disclosed in the past. A combination of a highly inflationary economy along with the government control of exchange rate mechanisms have contributed to an acceleration of earnings growth in Venezuela. The fiscal quarter ended November 30, 2015 includes net income from our operations in Venezuela of $2.9 million, compared to $1 million for the same period last year. The nine months ended November 30, 2015 includes net income of $5.5 million, compared to $2 million for the same period last year.

At November 30, 2015, we had a US dollar-based net investment in our Venezuelan business of $16.5 million, which continues to be entirely self-funded with earnings from operations. A devaluation in the Venezuela official exchange rate could have a material adverse impact on the reported US dollar value of this investment and on the future profitability of our business there. Developments within the Venezuelan economy, including any future governmental interventions, are beyond our ability to control or predict and we cannot reasonably assess the impacts, if any, such events may have on our Venezuelan business.

I would also like to call out that we settled a lawsuit brought by our former CEO which resulted in the payment of severance compensation due under his employment and separation agreements. The severance compensation was previously accrued and disclosed in FY14 and was paid through the issuance of common shares of the Company. We also transferred ownership of a life insurance policy on the lives of our former CEO and his spouse as part of the settlement. As a result of the transfer of the policy and other expenses incurred in connection with the settlement, we reported an after-tax CEO succession cost charge of $4.6 million, or $0.16 per fully diluted share, during the quarter.

As a reminder, there were several items that benefited our results in the third quarter of last year, since they have an impact on the comparability this year. The items were highlighted in the earnings release we issued today. The first item was a gain of $0.24 per diluted share from the amendment of a trademark licensing agreement. The second item was a decrease in our product liability estimates of $0.05 per diluted share. And the third item was a tax benefit of $0.05 per diluted share. Combined, these represented a benefit of $0.34 per diluted share in the third quarter of FY15.

Now moving on to my discussion. Consolidated sales revenue was $445.5 million for the quarter, a 2.3% increase over the prior year period, which includes an increase in our core business of $6.9 million, or 1.6%. The increase in core business sales revenue includes a negative impact of $8.8 million, or 2%, from the foreign currency fluctuations referred to previously.

Our Health and Home segment achieved growth of 5.3%, despite a foreign currency headwind of $4.9 million, or 2.8%. The Housewares segment increased 2.1% against a difficult comparison of 15% growth last year and benefited from new product introductions and solid point of sale activity at retail, partially offset by promotional placement that did not repeat, a year-over-year decline in the club channel, and inventory reductions at a key retailer.

The club business that did not repeat had the most significant impact on sales. Club business is naturally lumpy, with items often rotated in and out. Further, in certain instances, we may decide not to participate in club programs that do not meet acceptable profit hurdles. These factors will cause variability in our club business from period to period.

Nutritional Supplements declined 2.5%, reflecting a decline in average order values, promotional discounting to drive growth in the new buyer file, and deemphasis of the legacy print newsletter subscription business.

Sales for the Beauty segment declined 0.3% in the quarter, despite foreign currency headwind of $3.5 million, or 2.6%. The Beauty segment benefited from gains in sales of pedicure appliances and curling, straightening and specialty styling irons, partially offset by declines in personal care. Net sales revenue in the Beauty segment includes year-over-year growth of $3.4 million from operations in Venezuela.

Consolidated gross profit margin was 41%, compared to 41.6% in the third quarter of FY15. The decline was primarily due to the negative impact of foreign currency fluctuations. SG&A was 28.5% of net sales, compared to 26.7% of net sales for the same period last year. The increase is primarily due to CEO succession costs, which increased the SG&A ratio for the third quarter of FY16 by 1.5 percentage points, as well as the comparative impact of a gain from the amendment of a license agreement and a decrease in product liability estimates, which decreased the SG&A ratio for the same period last year by 2.1 percentage points. These factors were partially offset by lower year-over-year foreign currency revaluation losses, lower outbound freight costs, and operating leverage on higher net sales revenue.

Operating income of $55.6 million compared to $65 million in the third quarter last year. Adjusted operating income, excluding CEO succession costs, non-cash intangible asset amortization expense, and non-cash share-based compensation, was $71.4 million, compared to $73.2 million in the same period last year.

The 0.8 percentage point decrease in adjusted operating margin primarily reflects drag from foreign currency and the comparative impact of the $7 million gain from the amendment of a license agreement and the $2.2 million reduction in product liability estimates referred to earlier, which increased the operating margin for the same period last year by 2.1 percentage points. Third quarter of FY16 includes operating income of $3.1 million from our business in Venezuela, compared to $1.2 million for the same period last year.

Income tax expense as a percentage of pretax income was 11.8%, compared to 9.2% for the same period last year. The year-over-year comparison of the Company’s effective tax rate was primarily impacted by shifts in the mix of taxable income in our various tax jurisdictions. In the third quarter of last year, we benefited from a tax reduction of 1.2 percentage points related to the $7 million pretax gain from the amendment of a license agreement. We continue to expect our annual effective tax rate to range between 14% and 16% for the full fiscal year.

Net income was $46.8 million, or $1.63 per diluted share, on 28.6 million weighted average diluted shares outstanding, and includes $4.6 million, or $0.16 per diluted share of after-tax CEO succession costs. This compares to net income in the third quarter of FY15 of $55.4 million, or $1.92 per diluted share, on 28.8 million weighted average diluted shares outstanding, which includes the items I mentioned at the beginning of my comments that benefited the prior-year by $0.34.

Adjusted income was $59.2 million, or $2.07 per diluted share, compared to $62.6 million, or $2.17 per diluted share for the third quarter of FY15. Adjusted income for the third quarter of FY15 benefited from the $6.9 million after-tax gain from the amendment of a license agreement referred to previously.

Now moving on to our financial position. At November 30, 2015, accounts receivable was $289 million, compared to $289.4 million at the same time last year. Receivable turnover was 58.8 days, compared to 64.4 days at the same time last year, reflecting the favorable impact of Healthy Directions, which collects the majority of its revenue upon shipment to the customer.

Inventory increased to $339.4 million, compared to the $318.8 million at the same time last year. Inventory turnover improved to 2.8 times, compared to 2.6 times for the same period last year.

Total short- and long-term debt decreased to $474.7 million at November 30, 2015, compared to $555.7 million at November 30, 2014, a net reduction of $81 million after funding the VapoSteam acquisition for $42.8 million in March, 2015 and share repurchases of $50 million in August, 2015.

We ended the third quarter with a leverage ratio of 2.1 times, compared to 2.6 times at the end of the third quarter of FY15.

Before I turn to our outlook, I’m pleased to announce that the Company has entered into an amended and restated employment agreement with Julien. The new agreement, among other things, extends the term of his employment through February 28, 2019.

Now I’d like to turn to our outlook for FY16. Please note that we have provided a reconciliation of FY16 projected GAAP diluted EPS to non-GAAP adjusted diluted EPS in our earnings release we issued this afternoon.

We expect consolidated net sales revenue in the range of $1.5 billion to $1.536 billion and GAAP diluted EPS in the range of $4.18 to $4.48, including CEO succession costs and asset impairment charges totaling $0.25. We continue to expect consolidated non-GAAP adjusted diluted EPS to be in the range of $5.50 to $5.85, which excludes after-tax CEO succession costs, non-cash asset impairment charges, non-cash share-based compensation expense, and intangible asset amortization expense.

On a segment basis for FY16, we continue to expect sales growth for Housewares in the mid-single digits. For Health and Home, we now expect sales growth of 2% to 4%. For Nutritional Supplements, we continue to expect flat to low-single digit growth. And for Beauty, we continue to expect to see a sales decline in the low single digits.

Our FY16 outlook assumes foreign currency exchange rates for the balance of the fiscal year will remain at current levels. As mentioned, we continued to expect our FY16 effective tax rate to range between 14% and 16% for the full year.

The diluted EPS outlook is based on an estimated weighted average shares outstanding of 28.9 million for the full FY16. Further, our outlook now assumes that the severity of the cold/flu season will likely be below historical averages, based on cold/flu incidence to date. As a reminder, the prior year cold/flu season was above average.

Our outlook also reflects our view on variability at retail, upward pressure on hourly wages, and the global economic environment. The likelihood of potential impact of any FY16 acquisitions other than VapoSteam, further asset impairment charges, future foreign currency fluctuation and any potential currency devaluation in Venezuela, or share repurchases are unknown and cannot be reasonably estimated. Therefore, they are not included in our sales and earnings outlook. And now I’d like to turn the call back over to the operator for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Robert Labick, CJS Securities.

Robert  Labick  - CJS Securities - Analyst

Good afternoon and Happy New Year to you.

Brian Grass  - Helen of Troy Limited - CFO

Happy New Year, Bob. Nice to hear from you.

Robert  Labick  - CJS Securities - Analyst

Yes. Good stuff for the quarter. A couple questions. First, starting with the Home and Health.

Obviously, a very nice quarter, particularly given the FX headwind. Could you give us a sense, I think you basically more than doubled operating margins versus a year ago, if you account for the one-time a year ago. And can you just give us a sense of A, what caused the strong margin and help us think about how we should think about margins in that segment, please.

Brian Grass  - Helen of Troy Limited - CFO

This is been an area — Bob, it’s Brian obviously — it’s been an area of focus of ours and something that we’ve been working on. They have targets to improve. And I think investors and analysts have asked us questions about it. Our comment has been that we should continue to be able to achieve operating leverage, both within that segment and also for the Company as a whole, as we continue to grow our revenue.

So I would say that’s the first thing they’re getting there is operating leverage. They’ve also introduced some new products and they’ve had new innovation, which Julien referred to. And as we do new products at all in this Company, we continually try to price in and add new features that we can achieve a higher gross profit on.

So that’s kind of the second thing that’s going on there. They continue to selectively focus on SKU rationalization and make improvements there, and we’re working on our cost of goods sold coming out of the Far East, as well.

Julien Mininberg  - Helen of Troy Limited - CEO

Nice. Also some mix and quality improvements and shared services helping on the cost side.

Robert  Labick  - CJS Securities - Analyst

Okay. Terrific. And then you highlighted, obviously, the cold and flu season is off to a different start than last year, less than last year for sure. Can you give us a sense of how much of an impact that can have on you, a good year versus a bad year?

I know it’s impossible to pin it down exactly. But is it a $0.10 swing, a $0.20? Is there any way to quantify the impact between good, bad and average, from a cold perspective?

Julien Mininberg  - Helen of Troy Limited - CEO

It is hard. And I know everyone’s looking for a number. I wish I could just tell you good years are worth X and bad years are worth minus X.

There’s so much variability, and it depends not only on the levels, but also the symptoms, meaning thermometers tend to respond more to fever levels like we saw last year, especially around that huge spike in pediatric fever, and humidifiers tend to respond more to cough and cold type of symptoms, like congestion and coughs. So I don’t know the symptomology that’s coming.

It also, unfortunately, also varies considerably based on time. Just for a math fact of dates, meaning that our calendar — sorry, fiscal year — ends on February 29 this year, but the season usually runs well into March and April. So I can’t tell you neither the symptomatic mix, nor the peaks when they’ll fall, let alone which period of time. So it’s awfully hard to say, when there’s three variables at work all at the same time, let’s put a number on all that.

In terms of how to think about it, you saw, I think last year, sort of a good way to go at it, which is last year you saw us caution people that while we would have more sales as the curves picked up nicely, there’s a lot of pre-shipment into the trade around having a normal season. That happened again this year. So the table is nicely set.

If you go to the retail stores, you’ll see a perfect delivery. Unfortunately, we did it just right in the face of a set of consumers that are not as sick as they were last year. So there is a little excess inventory there that would likely fold up into our warehouse in the form of fewer orders.

Though I realize those are words, not numbers. But you’ve got about five variables at work there total. That’s why it’s hard to put a number on it.

Robert  Labick  - CJS Securities - Analyst

No, very fair. And thank you for putting the color around it. It certainly helps.

Shifting over to OXO. We’ve seen the new products. They look great out there. Can you give us an update on the sell through and maybe just an example or two of the marketing that you’ve done with them, and your expectations for next year for the new products, in particular, that you’ve put out there?

Julien Mininberg  - Helen of Troy Limited - CEO

So lots of new products in lots of different categories for OXO, which is typical for them. Not typical for them this year is to go into two new categories at once, like bakeware and kitchen electrics, which are both big and highly competed categories. So the efforts have focused primarily on generating awareness, getting trade support. Those have generally gone very well.

So people are increasingly aware. And if you just look in the trades, you’ll see distribution and you’ll see nice, strong trade support in the form of ads and  promos and all the usual stuff. And I think we’ve even showed a few of them to you in our non-deal road shows. So you’ve seen a lot of the material.

Another investment area has been in in-store education, especially for retail floor level sales clerks. And in general, those things have added up to decent sales, not exceptional. And what we’re finding is that the competition has done a lot of promotion around the year-end holiday stuff.

And we’re also finding that it’s important for us to invest much further in retail store level knowledge among those clerks, because there’s years and years of built-up investments from the competition who have trained so well on product knowledge. So that’s happening big time, so much so, in fact, that we’re investing even internally to create a product knowledge training team task force kind of thing that sweeps in, we bring in, and educates those floor level retail clerks.

And in the case of the sell through, while it’s still a little early to assess, the holiday season has happened. And while it’s a bit below our total expectation, we are selling, and retailers are supporting, and we’re going to keep going with these investments, because you’re talking about decades of entrenched competition. And frankly, our products are worth it. They’re getting outstanding consumer reviews in general. On every single one.

And if you look online and look up those products, whether it’s the bakeware or the electrics, you’ll see four and five stars all over the place. Go to Amazon or one of those. In online, we’re frankly doing well. And we’re looking for that to spill into retail, as consumers learn more and more about the product in their research online, be it bakeware or electrics.

On the more traditional ones, like spiralizers and GreenSavers and the others that I mentioned in my earlier comments, we’re seeing very good sales and we like a lot the trends that we’re on and the consumer acceptance of those new products.

Robert  Labick  - CJS Securities - Analyst

Okay. Super. Last one and I’ll certainly jump back in and let others get in. You talk a little about the acquisition environment. Obviously, given the big acquisition, or merger with Newell and Jarden in the space, are you seeing more opportunities out there? Because they’re unlikely to be looking for other acquisitions. Or what do you expect to be the impact from that combination?

Julien Mininberg  - Helen of Troy Limited - CEO

Yes. So there’s two things. (Inaudible) and one was the M&A in general, and the other was what about changes due to Newell and Jarden.

So in terms of M& A in general, deal flow has been very good. We’ve been involved in a number of potentials. And we’ve been super disciplined about it. So we’ve taken a good hard look, as we always do, and we see strong deal flow, regardless of what’s happening among our competitors.

There are things that attract us and we’re going through the process. There’s all kinds of things continuing to be looked at. And when we have news, we’ll certainly share.

In the case of Jarden and Newell, a lot of respect, first of all, for both of them as competitors. We do compete with them. And while that may take them out of the market, perhaps — you’d have to ask them about that, but they’ve made comments to that effect — we do see and are watching very closely what happens as they combine, from a competitive standpoint, and also recognize that some of the deal flow that might have been with attractive to them may be available to others.

We do not consider ourselves the bridesmaid who hasn’t received attention due to those two being in the marketplace. That’s not been the case. So I don’t think it’s going to radically shift the waters away from us in either direction, either positive or negative.

And then for us, focusing on our fundamentals, innovation, all the stuff that you hear in those strategic plan comments that you heard earlier, shared services, et cetera. Sticking to our knitting in that regard is working for us. And even in the presence of the combined Jarden and Newell, we believe we’re doing the right thing and frankly, to some extent, we’re starting to do some of those things, too.

Robert  Labick  - CJS Securities - Analyst

Perfect. Thank you. I’ll look forward to seeing you next week.

Julien Mininberg  - Helen of Troy Limited - CEO

Yes. Thanks. We’re looking forward to it, Bob.

Operator

Steph Wissink, Piper Jaffray.

Steph Wissink  - Piper Jaffray & Company - Analyst

Hello. Good afternoon, everyone.

Brian Grass  - Helen of Troy Limited - CFO

Hello, Steph.

Steph Wissink  - Piper Jaffray & Company - Analyst

Hello. Happy New Year. We have a few questions, as well, just in follow-up to Bob’s series of questions.

The first one, Brian, for you, if you could extrapolate a little bit more on the inventory position on the balance sheet. I think it’s up a little bit more than what you’re guidance would imply for the year. So talk a little bit about quality of that inventory, if it’s pocketed in certain segments or how we should be thinking about that going into the last quarter.

And then on the product margin, similar type of question, how should we be thinking about that gross profit margin line in terms of mix, just given some shifting in the different segments and the contribution margin of the different segments?

Brian Grass  - Helen of Troy Limited - CFO

Okay. Inventory first. I would agree that inventory is probably slightly higher than where we would like it to be. Although our inventory turns have actually improved year-over-year to 2.8 from 2.6.

But as a result, one of the results from the initial weak cold/flu season is we do have slightly higher inventory. But not a concern at all. And we’ll see how the rest of the cold/flu season plays out in terms of replenishment orders. But no issues with respect to inventory quality.

And then with respect to gross profit margin, sorry, what was the — tell me your question again?

Steph Wissink  - Piper Jaffray & Company - Analyst

Anything related to mix or inventory carryover exits that we need to be thinking about for the fourth quarter.

Brian Grass  - Helen of Troy Limited - CFO

No, I don’t expect an impact on, a meaningful impact on gross profit margin from inventory. We’re working hard as part of our Project Fuel For Growth to actually pick up some benefits in gross profit margin through cost reductions and ultimately, hopefully we can even get a little savings from the devaluation of the yuan .

Steph Wissink  - Piper Jaffray & Company - Analyst

Okay. That’s helpful. Thank you.

And then Julien, you mentioned a couple of things in your prepared remarks which struck me as new in your script. The one was related to consumer insights inspired product development. And I’m wondering if you can talk a little bit more about how you’re working with your team, whether it’s internal targets around embedded consumer insights or just thinking differently about the product development process starting with insight work?

And you also mentioned some integrated smart technologies in some of your new products. I’m wondering if you can talk a little bit about some of the inspiration behind some of those changes.

Julien Mininberg  - Helen of Troy Limited - CEO

Yes. Great. Okay. My pleasure. I’m glad you hear those comments from earlier.

Not so new, in the case of actually both, but nonetheless news in Beauty, especially on the subject of insight. So the concept of insight-based innovation, or what I call consumer-centric innovation, is one of the core strategies for the Company. It has been for some time in the Housewares division, and also in Health and Home, measured in years, but not applied broadly when it goes across all the different subparts of Beauty.

So as Helen of Troy comes under the new strategic plan that we rolled out last May, we were pretty aggressive about getting the Beauty group to start thinking from a consumer-centric standpoint. That work, as we said at that time, would probably take something like one year to 18 months to get the new products that are consumer insights based. First of all, identified, prototypes developed, tested, manufactured, sold into retailers, et cetera.

So that work has been happening strongly over the last year or so. And the comments that I was making were to show not only that it’s happened and what kind of results we’re getting, but also which insights we’re doing it on. So in the past, the Company might have talked about customers, meaning trade customers, are liking some new products that are introduced.

There’s been plenty of new products in the past in Beauty. But now I’m trying to demonstrate — and that’s what I was trying to do in my prepared remarks — to show that the insights are coming straight from consumers.

So stylists, for example, who are dealing with women that have longer hair, and nonetheless the stylists want to turn those chairs fairly quickly in their shop, want extra long barrels on irons, extra long plates on straighteners, and women at home, as always, want convenience and speed, but they’re absolutely unwilling to give up look and feeling great. And so the insight behind the One Step Dryer and Styler came from that.

If you look at the new packaging and the other stuff that’s coming out in Beauty, it’s the same story. We’re testing this a lot more. We’re talking to consumers about the clarity of our communication and how we position things.

That happened big time on Pro Beauty Tools. And that pre market test proved to us that not only was it better than our old version of Pro Beauty Tools, but frankly also better than several of our competitors, and then we showed that to retailers and our customers not only agreed, but put it broadly on the shelf, and then consumers did what they told us in pre market testing, which is they liked it. And that’s where the sales pickup’s going.

So there is a shift. It’s not new versus the strategy we rolled out in May, but nonetheless is now happening in the marketplace, so I thought it was helpful that people hear it, especially in Beauty for the new product development.

The growth that you’re seeing in the Housewares division has based on that same approach for years. And Health and Home, which is my historical root within Helen of Troy, is largely reapplying the discipline, the profits and the structure that goes behind all those words, now in the Beauty division. In fact, we’ve recently announced some new people in that area, both commercial and technical in Beauty, to take this now to even the next level, as we try to keep the stabilization work and, hopefully, some growth over time coming.

And in the case of the smart technologies, we are well aware of the trends toward connected devices. There’s a lot of hoopla on that. Read any newspaper and you’ll see that word on some front page, especially these days with the Consumer Electronic Show happening.

And that said, we’ve quietly been doing it for years. Bluetooth air purifiers that we launched, I think two years ago now, it might even be three, have sold well, helping people see on their smart phone, through an app that we give away with the purchase, when to change their filters, as an example, and also the ability to control the purifier. Think of it like a smart phone remote. Turn it on, turn it off, timer, et cetera.

We’re now rolling into other areas. So the news, as mentioned in the prepared remarks, was around that new thermometer at Vicks. It doesn’t even have a screen. The screen, the graphics and all the processing power is in your phone, as is the storage and communication ability because of the app.

So quietly making our foray into connected devices, and we’ll see how it goes. And we like our prospects in both spaces, Beauty’s innovation and smart technologies.

Steph Wissink  - Piper Jaffray & Company - Analyst

Thanks, Julien. Just a couple more quick ones here. Within the Beauty category, the accessories, or tool side, versus the liquid side. Can you give us a sense of what the delta is in performance between those two pieces and how you’re thinking about how the two trend over time?

And then with respect to your last comment, can you give us a quick update on the human capital across the leadership group? Any other holes that need to be filled or movement within the group anticipated here in the near term?

Julien Mininberg  - Helen of Troy Limited - CEO

Yes. Good. So on Beauty, there is a distinction in performance between the liquids and lotions and our personal care products and what we’re seeing in our appliances. And we are seeing more weakness in the liquids and lotions than we’d like. And we are seeing more strength in the Beauty appliances than we expected.

So new product development is helping us a lot. You just heard a lot about that and heard it in my prepared remarks, as well.

There are new products in the liquid and lotions, as well, but there’s plenty of competitors. The trade is tough. There’s only so much shelf space there, like in any retail environment. And the competition is continuously improving. So we’re seeing declines in liquid and lotions that are largely being offset in the appliances.

It used to be that there were declines in both and we would have that long string of annual declines in this space based on the strategies that were pursued in the past. Under the new programs that you’re hearing about, we’re improving it in appliances.

In liquids, it’s hard to put an exact number, just because we know the numbers, but we don’t break them out by sub segment within the reporting group. And that said, you’ve heard my comments there.

On the subject of professional versus retail, we’re seeing particular strength in professional on the appliance side. It’s very encouraging. Customers are responding, and you already heard consumers are responding. And now customers and consumers are both responding in the retail appliances, which had historically been a source of significant decline, and that’s no longer the case.

And then brushes, combs and accessory, tiny, but mighty. It’s the smallest part, but it’s a nice profit contributor. It is growing, and frankly, it’s producing a very nice string of top and bottom line results.

On the subject of the human capital, at the leadership team level, or what we call our Global Leadership Council, we’re basically done. There’s natural changes that may happen over time. But the idea of a whole buildout on the shared services side, as well as the operating units, that’s been restructured, making those all global positions. That’s been done, as well. And you’re hearing in my prepared comments, the benefits that are coming off of doing that, like the shared services stuff.

And in the case of the groups underneath them, there’s quite a lot of change happening still and even more yet to come. These are two and three clicks down from the Global Leadership Council, senior level or president types. So we don’t anticipate major changes at top, although there could be a natural attrition or something like that.

And in the case of the middle and the lower levels, a lot of changes swept through the Company. Our people have been terrific about handling that. And a lot of it’s been, frankly, very welcomed by our own people. And then the effectiveness of those restructurings, as well as new people that are coming in, is getting us some of these results.

And specifically to the ones I mentioned just now about Beauty, we are bringing in some senior people in both the commercial and the technical side to help us with consumer based innovation and amp up that stuff I was talking earlier. There’s other parts of the Company, like in China, where we have done a fair amount of hiring. There’s a large new leadership team there across all the key areas, engineering, quality, et cetera, packaging, that have made a big difference. But we don’t anticipate much more change at that senior level.

Steph Wissink  - Piper Jaffray & Company - Analyst

Thank you. We’ll see you next week.

Julien Mininberg  - Helen of Troy Limited - CEO

Yes. Looking forward to it.

Operator

Jason Gere, KeyBanc.

Jason Gere  - KeyBanc Capital Markets - Analyst

Good afternoon. Most of the questions have been asked, but just a few to follow up. And I do apologize, I got on the call a little bit late. Can you talk a little bit about Healthy Directions? I know the 8-K came out a while ago and talking about the adjustments to the sales expectations.

But after this quarter, I’m just trying to reconcile why fourth quarter sales will be better. Because I think you’re still seeing flat to up low single digits for the year. So I just wondering if you could talk a little bit about what’s impacted it, why you think this may be more temporary, and why we should see sales pick back up in the current quarter?

Julien Mininberg  - Helen of Troy Limited - CEO

Yes. So interesting question. First of all, an easier part of it is the compare from Q4 year ago to Q4 this year is an easier compare in Healthy Directions. And so as we work through some of the pretty big things that are changing, such as the major emphasis in digital marketing and in online customer acquisition and retention, those are changes that will take a while, on the one hand. On the other hand, there’s less volume and sales in the base, in the year ago period. So the compare is easier.

Those changes, it’s not like we’re in a situation where we can’t produce the result. It’s that the changes are not coming as fast as we’d like to. So the underlying direct mail business is, frankly, very healthy.

And the newsletter business, which has been deemphasized over several years, is kind of unstacking, so to speak, meaning that consumers who had been receiving newsletters but were no longer resubscribing, are slowing but surely bleeding out of the system from a unstacking standpoint, and the subscription-based revenues coming down. In fact, if you strip it out, while we don’t disclose subsets of the Healthy Directions business, the underlying business without the newsletters is in fact already growing. And growing nicely, in fact, ahead of the guidance that we’ve given. So just to give you a little impact of what I mean by core versus core plus newsletter.

And on the digital marketing side, tons of progress. We’re seeing things like gross profit, strong in terms of mix, in fact, it’s growing a little bit on the gross profit side. Our buyer file underneath is growing.

We’ve added two new doctors. And while we now put marketing money, so this is new expense behind their products, we should see the Chinese traditional medicine, as well as the brain-based for Dr. Amen, bringing in some new sales. And in terms of how it all stacks up, if you project just out to the fourth quarter against the weak compare, that’s why the math works.

And as for next year, we’ll come back with guidance for next year when the time is right. And just to be clear, all of this is on the eight month comparable that’s within our FY16 base, because we didn’t own it for all 12 months in the year-over-year period.

Jason Gere  - KeyBanc Capital Markets - Analyst

Okay. Good. Understood. And I guess the other question, I just want to get a better sense, you made comments about the Home and Healthcare segment and the sales, 2% to 4%. The first question is more to quantify. How much is the Vicks expected to contribute on the acquisition side in there? And would that be offset by FX, all of that that comes through? That’s an easy question.

And then the harder question is that you said at some retail, they were carrying a little bit more inventory at this point. And I was wondering if you could help us out, understand is this more the large mass channels, where specifically we should think about it?

And if the flu season does come back stronger or however it plays out, I know you do have warehouses full of inventory. Could there be upside to your sales if all of a sudden flu season really does pick up, or is this that the retailers are set for this year and it will be more next year that we think about it? Kind of an easy, then more difficult question all in one.

Julien Mininberg  - Helen of Troy Limited - CEO

Yes. Let me unpack it a little, because there was a lot of stuff in there. So first, just a fact. The 2% to 4% is actually a small upgrade in the guidance for Health and Home. Our guidance was low single digits, so think of numbers like 1%, 2%, 3%, and mid-single digits is more like 4%, 5%, 6%, those kind of numbers, lower versus middle.

The 2% to 4% straddles now between low and mid. And that’s why we did that, to help people understand that after three very good quarters, including this one, on Health and Home, and that’s in the face of all that FX stuff, because that’s the one that’s most exposed from a foreign exchange standpoint. There’s strength there. So we’re actually taking it up a point or two. So just for clarity on that subject. And that’s even with the lower expectation on the total cold and flu season.

In the case of the cold and flu season, in the comments to Bob, there’s four or five variables at work all at the same time. So it’s awfully hard to say how much could come back, et cetera. But if there is an uptick in those curves versus the below average trend line that’s happened, there could be some additional sales.

But I wouldn’t put a ton in your model. I would just, frankly, if I could say so with respect, follow our guidance, because we’ve done a fair amount of work on this.

And in the case of the inventory, just for clarity, we don’t have warehouses full of inventory. We have a normal season’s worth of inventory, and there’s a below normal season. So all we have in terms of excess is the delta between a below average season and an average season.

But people on the call should not have the idea that there’s truck loads waiting at the door to come in with product that’s not going out. That’s not true. We just have a normal season’s worth of inventory only.

And in the case of the retailers themselves, they also have a normal season’s worth of inventory. So as the consumers either come to a normal level of sickness or a slightly below, it will play out how much inventory is there versus in our warehouse. And that’s why we’re so wishy-washy on the subject of whether it all ships straight through or not, because it depends how much they’ve got against that curve and then how much they need to reorder from us as the season finishes itself one way or another, with all those variables at work.

And on the subject of Health and Home’s ability — I’m sorry, go ahead.

Jason Gere  - KeyBanc Capital Markets - Analyst

How much Vicks — is Vicks going to offset the FX?

Julien Mininberg  - Helen of Troy Limited - CEO

Yes. So on that, just to be clear, Vicks is a big thing for us. We sell Vicks thermometers, Vicks humidifiers. But you might be asking about Vicks VapoSteam, is that where you’re asking?

Jason Gere  - KeyBanc Capital Markets - Analyst

Yes, just the acquisition part, yes.

Julien Mininberg  - Helen of Troy Limited - CEO

So Vicks VapoSteam is fairly small from a revenue standpoint. It’s another of these tiny but mighty from a profit delivery standpoint, because it’s at a significantly sweeter mix than the average for us for Vicks. So there’s a couple of million dollars worth of extra sales.

I think we said at the beginning that the traditional annual sales for that product was in the $10 million range. Back that off just a little bit for the weaker season, then parse it out over the year and that’s where you’ll get the question of the variability. That said, just for crystal clear, our guidance includes the expected sales for Vicks VapoSteam for the rest of the year, so you shouldn’t add that on or take it off. We’ve already cooked it into the 2% to 4% per year.

Brian Grass  - Helen of Troy Limited - CFO

And it wouldn’t offset the expected FX impact.

Julien Mininberg  - Helen of Troy Limited - CEO

That’s domestic sales.

Jason Gere  - KeyBanc Capital Markets - Analyst

Okay. I think that’s it. I just had a couple of questions. Thank you.

Julien Mininberg  - Helen of Troy Limited - CEO

Thanks, Jason.

Operator

Frank Camma, Sidoti & Company.

Frank Camma  - Sidoti & Company - Analyst

Hello, guys. I’ll just be quick. So could you update us what inning you’re at with the execution of the shared services? I might have missed that part.

Julien Mininberg  - Helen of Troy Limited - CEO

Yes. Yes, no problem. So the whole company has been under these new strategies for not yet two years. And we’ve made an enormous amount of progress in getting things set up. Some of the results are starting to come in. You’ve heard that in the comments that we made, and I tried to go pretty far in showing you the reach of these executions, whether it’s in innovation, like we were just talking with Steph, or the examples that you heard in the prepared remarks, or whether it’s in shared services, like what you’re asking about.

On shared services, in terms of setting it up, I’d say were largely done with the basics and now we’re starting to see the benefit. So when I said before that we’re nicely on track to deliver the savings from the Project Fuel For Growth, that’s good evidence that the cash side is coming in nicely.

Unfortunately, it’s getting chewed up by the foreign exchange headwinds, in fact, more than chewed up, given the size of that, just $8.8 million of revenue alone this quarter, as Brian mentioned, went down that avenue. So for us to maintain guidance, the money’s got to come from somewhere and some of it’s coming from there.

In the case of the inning on getting the benefits, frankly, I’d say we’re just getting started, in that regard. There’s project after project in the Company, be it in the IT side, where we’re increasing our CapEx, some of that’s catching up from the past, some of it’s growing up as the Company is just getting bigger, smarter and more capable. And others of it is very specifically going to projects that will unlock opportunities in areas like transportation, demand forecasting, customer — consumer response modeling, or CRM, in our Healthy Directions area.

So these are big capital projects, not from a dollar standpoint, but from an impact standpoint in the Company, that will take us from, I don’t know, maybe second or third inning of execution in shared services to the next round of savings and capabilities beyond that $10 million commitment we’ve made around Fuel For Growth. So we’re not putting a number on the next phase of it yet, but if you asked on the inning, I’d say two or three on the subject of this.

If you asked about how far we are in setting it up, I’d say largely done on the easy stuff, with a few IT, meaning the stuff we had to do early. It wasn’t easy to do, but it was easy to get it done early. And then in the case of the IT project, the whole next round is getting set and we’re investing in that now and into FY17.

Frank Camma  - Sidoti & Company - Analyst

Okay. And the other question is clarification on Housewares, or OXO. So I understand you obviously had some promotional expense. Some of this actually came out of revenue, though, right, was kind of a contra revenue account? Could you explain how it impacted the operating margins, essentially?

Julien Mininberg  - Helen of Troy Limited - CEO

Yes. So for example, in the kitchen electrics, as an example, since that’s the one I think you’re asking about, I think we’ve been pretty clear in the past that that operates at a slightly lower margin than the OXO average mix already, and then we have put some additional money in this promotional space. So now you’re talking about a reduction to revenue. But don’t think tons and tons of points of money here.

This is very specifically spent in-store, some promotion. What I was trying to say in my prepared remarks is that the competition is especially heavy on promotion around the holidays. So if you went to a Bloomingdale’s or other department stores, you’ll see all kinds of $20 off, $30 off, these kind of things, at the consumer level.

Obviously, some of that money comes from the manufacturers and so we’ve put actually less money in that regard and more money into awareness, and now more and more into PK, or product knowledge, at the store level. So that’s what I meant by that comment.

And in the case of margins, it’s going to be a multi-year game to get nice share position carved out against the big guys at the very premium price. Online, that playing field is a little more level, just because those advantages are not the same for the big guys online. And frankly, we’re just doing better there, as you’d expect, and the products themselves, in general, are just very strong. If you read the reviews, you’ll see that. If you use them at your own home, you can experience them every day. I’ve got a few in my house. And the result is we have confidence, and that’s why we’re making those investments.

Frank Camma  - Sidoti & Company - Analyst

Thanks, guys.

Brian Grass  - Helen of Troy Limited - CFO

Thank you.

Julien Mininberg  - Helen of Troy Limited - CEO

Great. Thank you.

Operator

And with no further questions in queue, I’d like to turn the conference over to Mr. Mininberg for closing remarks.

Julien Mininberg  - Helen of Troy Limited - CEO

I don’t have much here, except to say thanks for joining us today. We really appreciate your continued interest, your support for Helen of Troy.

We’re very pleased with what we’ve achieved in this quarter and we look forward to reporting further progress, not only on the strategic initiatives, but frankly, also the business results on our fourth quarter call in April. At that time, we will also provide our outlook for FY17.

And with that, I’d say thanks very much and I hope you all have a wonderful evening.

Operator

Ladies and gentlemen, that does conclude today’s conference. We do thank you for your participation. You may now disconnect. Have a great rest of your day.